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Exhibit 10.11

February 27, 2006

Dear Jeff:

        I am very pleased to offer you a full-time position with HireRight as Chief Financial Officer reporting to Eric Boden, President and CEO. This employment offer is conditioned upon satisfactory completion of our pre-employment drug screen process and is offered according to the following terms:

          1.     Your anticipated start date is March 13, 2006. Your annual base salary will be $220,000, payable bi-weekly; The Company shall withhold from all compensation payable to you any and all applicable Federal, State and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable law.

          2.     You will be eligible to participate in HireRight's Executive Short Term Incentive Plan with a target incentive of 35% of your annual base salary. You have previously been provided a copy of this plan.

          3.     After the commencement of your employment with the Company, and contingent on approval by the Company's Board of Directors, you will receive a stock option consisting of options to purchase 481,276 shares of Company's common stock. The option will vest and become exercisable over a four year period. The Option Shares shall initially be unvested and subject to repurchase by the Corporation at the Exercise Price paid per share. You shall acquire a vested interest in, and the Corporation's repurchase right shall accordingly lapse with respect to, (i) twelve and one-half percent (12.5%) of the Option Shares upon completion of six (6) months of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of forty-two (42) successive equal monthly installments upon your completion of each additional month of Service over the forty-two (42)-month period measured from the six (6) month anniversary of the Vesting Commencement Date. In no event shall any additional Option Shares vest after your cessation of Service. The exercise price for these options will be equal to the fair market value of the underlying common stock on the date of grant. The grant date and exercise price will be established on the date the Board of Directors grants the options to you pursuant to the Company's stock option plan (the "Plan"). The options granted under the Plan will provide for the acceleration of your options as follows:

            a.     In the event of a Change in Control (as defined in the Plan) within two years after the commencement of your employment, 50% of your then unvested options will accelerate on the closing of the Change in Control; the then remaining unvested options will continue to vest monthly in an amount equal to the remaining number of unvested options divided by the number of months remaining in the original 48 month vesting term.

            b.     In the event of a Change in Control (as defined in the Plan) on or after two years following the commencement of your employment, the balance of your then unvested options will accelerate on the closing of the Change in Control;

            c.     If your employment is terminated without Misconduct (as defined in the Plan) or upon a voluntary termination where you are no longer reporting directly to the person who is the Chief Executive Officer of the Company immediately prior to the Change in Control or your place of employment is relocated by more than fifty (50) miles, provided and only, then the balance of your then unvested options will accelerate upon your termination of employment.

          4.     Severance:    If you are fired for Cause (as defined below), you shall not be entitled to any further payments other than accrued salary and PTO as of the date of termination. If you are terminated without Cause and you remain and continue to perform services through the last date of employment specified by the Company, then you shall be paid a lump sum equaled to six (6) months base pay at your then current salary, less normal withholdings, within fifteen (15) days of the date of termination and the Company's receipt of its standard from of employment release executed by you. Notwithstanding the foregoing, in no event shall the maximum severance payable pursuant to this paragraph exceed $440,000. For purposes of this paragraph "Cause" shall mean a good faith determination by the Board of Directors that you have engaged in any one of the following: (i) financial dishonesty, including, without limitation, misappropriation of funds or property, or any attempt by you to secure any personal profit related to the business or business opportunities of the Company without the informed, written approval of the Company's Board of Directors; (ii) failure to comply with reasonable directives of the Company's Chief Executive Officer, President or Board of Directors after receipt of written notice specifying such noncompliance; (iii) gross negligence or reckless or willful misconduct in the performance of your duties or other misconduct detrimental to the best interests of the Company; (iv) a breach of your obligation of diligence and good faith to the Company; (v) failure to perform, or continuing neglect in the performance of, duties assigned to you for at least ten (10) days after receipt from the Board of prior written notice of such failure or neglect; (vi) any felony or a misdemeanor involving moral turpitude or fraud which has resulted in conviction of a plea of nolo contendre; or (vii) violation of Company policies including, without limitation, the Company's policies on equal employment opportunity, prohibition of unlawful harassment and protection of confidential information.

          5.     Medical and dental insurance and other standard benefits are available in accordance with Company policy, beginning at the first of the month following your start of employment with Company. You will also have the opportunity to participate in the Company's 401(k) Plan. A selection of investment vehicles is offered through John Hancock and will be provided to you upon hire.

          6.     By accepting this offer of employment, you agree to sign and abide by the Company's Confidentiality and Intellectual Property Agreement and Mutual Nondisclosure and Secrecy Agreement. Copies of both are attached to this offer.

          7.     By signing this offer letter, you agree that all designs, plans, reports, specifications, drawings, business processes, technology processes, presentations, user functionality and other information or items you produce while performing services under this agreement will be assigned to the Company as the sole and exclusive property of the Company and Company's assigns, nominees, and successors, as well as any copyrights, patents, or trademarks you obtain while performing services under this agreement; and, on the Company's request, and at the Company's sole expense, you agree to help Company obtain patents and copyrights for any of the above-mentioned new developments, such help to include your provision of data, plans, designs, documents and other information, as well as your assistance in completing required applications or registrations.

          8.     The U.S. government requires that individuals provide documents to the employer for the purpose of establishing identity and employment authorization. You will be required to provide these documents on your date of hire.

          9.     Alternative Dispute Resolution:    HireRight's Alternative Dispute Resolution policy is enclosed with this letter. The policy requires the arbitration of claims, disputes, issues, causes of action and controversies encompassed by its terms. Arbitration is a process in which a dispute is presented to a neutral third party, the arbitrator, for a final decision. Ordinarily, the arbitrator makes this decision after both sides present their arguments at the arbitration hearing. There is no jury. If you win, you can be awarded anything you might seek through a court of law. The arbitrator oversees the proceedings, which are held privately. Although arbitration is much less formal than a court trial, it is an orderly proceeding, governed by rules of procedure and legal standards of conduct. Please take the time to read the policy. IT APPLIES TO YOU. It will govern all legal disputes between you and the Company that are related in any way to your employment.

          10.   At-Will Employment:    As an "at will" employee, you or the Company each have the right to end the employment relationship for any reason at any time, with or without notice and with or without cause. The "at-will" employment relationship may not be changed by any written document or by conduct unless such change is the subject of an express agreement in writing signed by the Chief Executive Officer of the Company. No other officers, supervisors, managers or employees of the Company have the authority to change the "at will" employment relationship.

        This Letter Agreement constitutes the entire agreement and understanding of the Company and you with respect to the terms and conditions of your employment with the Company and the payment of all compensation and benefits including bonuses and severance pay, and expressly supersedes all prior or contemporaneous agreements, arrangements or understandings, either oral or written, between the Company and you relating to the subject matter of your employment.

        If this offer of employment is acceptable to you, please sign a copy of this letter and return it to me by Tuesday, February 28, 2006. If the document is not signed and returned, you will be deemed to have declined this offer. We understand that your acceptance is contingent upon the results of the stock option valuation.

        Jeff, I am excited about you joining our team and look forward to working with you!

Sincerely,

/S/ BARBARA NIETO

Barbara Nieto
Director, Human Resources
HireRight, Inc.

Enclosures: HireRight Alternative Dispute Resolution Policy; HireRight Arbitration Agreement; HireRight Confidentiality and Intellectual Property Agreement; HireRight Mutual Nondisclosure and Secrecy Agreement.

I accept your offer of employment. No other oral commitments have been made concerning my employment.
Signature:	/S/ JEFFREY WAHBA
Print Name:	Jeffrey Wahba
Date:	2/27/06

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  Exhibit 10.11